As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-231974

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4183498
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4042 Park Oaks Boulevard Suite 350 Tampa, Florida	33610
(Address of Principal Executive Offices)	(Zip Code)

Lazydays Holdings, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plan)

Ronald K. Fleming

Chief Executive Officer

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard

Suite 350

Tampa, Florida 33610

(Name and address of agent for service)

(813) 246-4999

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Lazydays Holdings, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister shares of its common stock, par value $0.0001 per share (the “Common Stock”), originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 5, 2019 (Registration No. 333-231974) (the “Registration Statement”) with respect to shares of the Common Stock thereby registered for issuance under the Lazydays Holdings, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”). The Registration Statement registered a total of 30,000 shares (after giving effect to the 1-for-30 reverse stock split of the Common Stock effective on July 11, 2025) of Common Stock (the “Shares”).

The Company terminated the ESPP effective September 26, 2025 and the offering of securities under the ESPP has been terminated since such date.

Pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister, and does hereby remove from registration, all Shares that were registered under the Registration Statement and remain unissued under the ESPP.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 28, 2025.

LAZYDAYS HOLDINGS, INC.

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933.